Exhibit 99.3

BABCOCK & WILCOX ENTERPRISES, INC.
NOTICE TO RIGHTS HOLDERS WHO ARE RECORD HOLDERS
Up to 124,256,280 Shares of Common Stock
Issuable Upon Exercise of Nontransferable Rights
Enclosed for your consideration is a prospectus supplement, dated April 11, 2018 (the “Prospectus Supplement”), relating to the offering (the “Rights Offering”) by Babcock & Wilcox Enterprises, Inc. (the “Company”) of nontransferable rights (the “Rights”) to subscribe for shares of the Company’s common stock, par value $0.01 per share (“Common Shares”), by holders of record of Common Shares (“Record Date Stockholders”) as of 5:00 p.m., New York City time, on March 15, 2018 (the “Rights Distribution Record Date”). On April 10, 2018, the Company announced it is extending the expiration date and amending certain other terms regarding the Rights Offering, which commenced March 19, 2018.
Pursuant to the Rights Offering, the Company issued Rights to subscribe for up to 124,256,280 Common Shares, on the terms and subject to the conditions described in the Prospectus Supplement. The Rights may be exercised at any time during the subscription period, which commenced on March 19, 2018. The Rights Offering will expire at 5:00 p.m., New York City time, on April 30, 2018, unless extended by the Company in its sole discretion (as it may be extended, the “Expiration Date”). The Rights are nontransferable.
As described in the Prospectus Supplement, Record Date Stockholders received one Right for each Common Share held by such holder as of the Rights Distribution Record Date. Each whole Right now entitles a holder (the “Rights Holder”) to purchase 2.8 new Common Shares, which is referred to as the “Basic Subscription.” The subscription price per Common Share is $2.00 (the “Subscription Price”). Rights Holders will not be entitled to exercise an oversubscription privilege to purchase additional Common Shares that may remain unsubscribed as a result of any unexercised Rights.
The Rights will be evidenced by subscription certificates (the “Rights Certificates”).
Enclosed are copies of the following documents:

1.	Prospectus Supplement, dated April 11, 2018; and

2.	Rights Certificate.
Your prompt attention is requested. To exercise the Rights, you should complete and sign the Rights Certificate and forward it, with payment of the Subscription Price in full for each Common Share subscribed for pursuant to the Basic Subscription to Computershare Trust Company, N.A. (the “Subscription Agent”), as indicated on the Rights Certificate. The Subscription Agent must receive the properly completed and duly executed Rights Certificate and full payment at or prior to 5:00 p.m., New York City time, on the Expiration Date.
Holders who exercised their Rights on or before April 10, 2018 must complete and submit a new subscription certificate in order to participate in the Rights Offering. Any amounts previously submitted by such Rights Holders to cover the applicable Subscription Price will be returned. Rights Holders may also revoke their election to exercise their Rights at any time on or before 5:00 p.m., New York City time, on April 27, 2018. Rights not exercised at or prior to 5:00 p.m., New York City time, on the Expiration Date will expire.

ANY QUESTIONS OR REQUESTS FOR ASSISTANCE CONCERNING THE RIGHTS OFFERING SHOULD BE DIRECTED TO D.F. KING & CO., INC., THE INFORMATION AGENT, TOLL-FREE AT THE FOLLOWING TELEPHONE NUMBER: (800) 283-3192, OR (212) 269-5550 (FOR BANKS AND BROKERS) OR VIA EMAIL AT BW@DFKING.COM.